As filed with the Securities and Exchange Commission on May 29, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Thomson Reuters Corporation
(Exact name of registrant as specified in its charter)

Ontario, Canada
(State or other jurisdiction of incorporation or organization)

98-0176673
(I.R.S. Employer Identification No.)

3 Times Square
New York, New York 10036
(Address of principal executive offices)

Thomson Reuters U.S. Employee Stock Purchase Plan
 (Full title of the plan)

Thomson Reuters Holdings Inc.
Attn: Deirdre Stanley, Executive Vice President, General Counsel and Secretary
3 Times Square
New York, New York 10036
(Name and address of agent for service)

(646) 223-4000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer ☐	Non-accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common shares, no par value	7,000,000 shares	$35.09 (2)	$245,630,000 (2)	$33,503.93

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457 under the Securities Act solely for the purpose of computing the registration fee, based on the average of the high and low prices of Thomson Reuters Corporation common shares as reported on the New York Stock Exchange on May 24, 2013.

EXPLANATORY NOTE

On May 8, 2013, the shareholders of Thomson Reuters Corporation approved an amendment to the Thomson Reuters U.S. Employee Stock Purchase Plan (the “Plan”) to increase the maximum number of common shares authorized for the issuance under the Plan by 7,000,000 shares. This Registration Statement on Form S-8 is being filed by Thomson Reuters Corporation for the purpose of registering additional securities of the same class as other securities for which a registration statement filed on this form relating to the Plan is effective. Pursuant to General Instruction E of Form S-8, the contents of the following earlier registration statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein: Form S-8 filed on July 21, 2005 (File No. 333-126782); Form S-8 filed on June 30, 2008 and amended on September 10, 2009 (File No. 333-152029); and Form S-8 filed on September 21, 2009 (File No. 333-162035).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The contents of the Registration Statements on Form S-8 filed on July 21, 2005 (File No. 333-126782), filed on June 30, 2008 and amended on September 10, 2009 (File No. 333-152029) and filed on September 21, 2009 (File No. 333-162035) by Thomson Reuters Corporation (“Thomson Reuters” or the “Corporation”) with the Securities and Exchange Commission (the “Commission”) relating to the Thomson Reuters U.S. Employee Stock Purchase Plan and the documents incorporated therein are incorporated by reference herein.

In addition, the following documents, which the Corporation previously filed with, or furnished to, the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

•	The Corporation’s audited consolidated financial statements for the year ended December 31, 2012 and the accompanying auditor’s report thereon;

•	The Corporation’s management’s discussion and analysis for the year ended December 31, 2012;

•	The Corporation’s annual report on Form 40-F for the year ended December 31, 2012 (which also constitutes an annual information form);

•	The Corporation’s unaudited consolidated interim financial statements for the three months ended March 31, 2013;

•	The Corporation’s management’s discussion and analysis for the three months ended March 31, 2013;

•	The Corporation’s management proxy circular dated March 25, 2013, related to its annual and special meeting of shareholders held on May 8, 2013; and

•
The description of common shares contained in the Corporation’s registration statement on Form 40-F filed on December 11, 1998, and any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which de-registers all securities then remaining unsold, and any Form 6-K during such period or portions thereof that are identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Thomson Reuters provides indemnification to its directors to the extent permitted by applicable laws and regulations.

Under the Business Corporations Act (Ontario) (the “OBCA”), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. Any such individual is entitled to indemnification from a corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

Pursuant to its organizational documents, Thomson Reuters is required to indemnify the individuals referred to above and the heirs and legal representatives of such individuals to the extent permitted by the OBCA.

Thomson Reuters maintains, at its expense, a directors’ and officers’ liability insurance policy that provides protection for its directors and officers against liability incurred by them in their capacities as such. This policy provides for a limit of up to $100 million for each claim and $100 million in the aggregate and that there is no deductible for this coverage. The insurance applies in certain circumstances where Thomson Reuters may not indemnify its directors and officers for their acts or omissions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling Thomson Reuters pursuant to the applicable provisions, Thomson Reuters has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8. EXHIBITS.

Exhibit No.	Description

4.1	Thomson Reuters U.S. Employee Stock Purchase Plan

4.2*	Thomson Reuters Corporation Certificate and Articles of Amalgamation (incorporated herein by reference to Exhibit 99.1 of Thomson Reuters Corporation’s Form 6-K dated March 11, 2010)

4.3*	Thomson Reuters Corporation Amended and Restated By-laws (incorporated herein by reference to Exhibit 99.2 of Thomson Reuters Corporation’s Form 6-K dated September 10, 2009)

5.1	Opinion of Torys LLP

23.1	Consent of PricewaterhouseCoopers LLP, New York

23.2	Consent of Torys LLP (included in Exhibit 5.1)

24.1	Powers of attorney (included on the signature pages of this Registration Statement)

*	Previously filed or incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 29th day of May 2013.

THOMSON REUTERS CORPORATION

By:	/s/ Deirdre Stanley
	Name:	Deirdre Stanley
	Title:	Executive Vice President, General Counsel and Secretary

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints James C. Smith, Stephane Bello, Deirdre Stanley and Peter Warwick, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 29th day of May 2013.

Signature	Title

/s/ James C. Smith	Chief Executive Officer and Director
James C. Smith	(principal executive officer)

/s/ Stephane Bello	Executive Vice President and Chief Financial Officer
Stephane Bello	(principal financial officer)

/s/ Linda J. Walker	Senior Vice President and Chief Accounting Officer
Linda J. Walker	(principal accounting officer)

/s/ David Thomson	Chairman of the Board of Directors
David Thomson

/s/ Manvinder S. Banga	Director
Manvinder S. Banga

/s/ David W. Binet	Director
David W. Binet

/s/ Mary Cirillo	Director
Mary Cirillo

/s/ Steven A. Denning	Director
Steven A. Denning

/s/ Lawton W. Fitt	Director
Lawton W. Fitt

/s/ Sir Deryck Maughan	Director
Sir Deryck Maughan

/s/ Kenneth Olisa	Director
Kenneth Olisa

/s/ Vance K. Opperman	Director
Vance K. Opperman

/s/ John M. Thompson	Director
John M. Thompson

/s/ Peter J. Thomson	Director
Peter J. Thomson

/s/ Wulf von Schimmelmann	Director
Wulf von Schimmelmann

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the undersigned, Thomson Reuters Corporation’s duly authorized representative in the United States, on this 29th day of May 2013.

THOMSON REUTERS HOLDINGS INC.

By:	/s/ Marc E. Gold
	Name:	Marc E. Gold
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Thomson Reuters U.S. Employee Stock Purchase Plan

4.2*	Thomson Reuters Corporation Certificate and Articles of Amalgamation (incorporated herein by reference to Exhibit 99.1 of Thomson Reuters Corporation’s Form 6-K dated March 11, 2010)

4.3*	Thomson Reuters Corporation Amended and Restated By-laws (incorporated herein by reference to Exhibit 99.2 of Thomson Reuters Corporation’s Form 6-K dated September 10, 2009)

5.1	Opinion of Torys LLP

23.1	Consent of PricewaterhouseCoopers LLP, New York

23.2	Consent of Torys LLP (included in Exhibit 5.1)

24.1	Powers of attorney (included on the signature pages of this Registration Statement)

*	Previously filed or incorporated by reference herein.